Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-129980 and No. 333-170392 pertaining to the 2010 Restated Non-Employee Director Restricted Stock Plan and No. 333-129982 pertaining to the 2005 Equity Incentive Plan of AMERISAFE, Inc. of our reports dated March 9, 2012, with respect to the consolidated financial statements and schedules of AMERISAFE, Inc., and the effectiveness of internal control over financial reporting of AMERISAFE, Inc, included in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Ernst & Young, LLP

New Orleans, Louisiana

March 9, 2012